Exhibit 99

Investor Contact:	Donald J. MacLeod (716) 842-5138	FOR IMMEDIATE RELEASE Wednesday, June 28, 2006

Media Contact:	C. Michael Zabel (716) 842-5385

BRUMBACK TO RETIRE AS PRESIDENT OF M&T BANK

BUFFALO, NY -— M&T Bank announced today that Emerson L. Brumback plans to retire in mid-2007. Brumback will step back from his day-to-day duties this year, and will advise M&T’s senior management on issues of strategic importance until next year. He will relinquish the titles of President and Chief Operating Officer and resign from the boards of M&T Bank Corporation (NYSE: MTB) (“M&T”) and M&T Bank, effective June 30, 2006.

Brumback’s responsibilities will be assumed by M&T Bank’s Chief Executive Officer, Robert E. Sadler, Jr., and other members of the bank’s executive management.

“Among his many important contributions, Emerson transformed our retail banking business, creating a robust, multi-channel network that successfully integrates both our customer service and our sales cultures,” said Sadler. “With the bank’s growth and expansion through acquisitions, Emerson was the architect who developed our community banking structure, which makes us responsive and flexible in our local markets, and also provides unity and consistency across the bank’s footprint.”

Brumback, 54, joined M&T Bank as an Executive Vice President in 1997 from Bank One Corporation. He was named President and Chief Operating Officer of M&T Bank in 2003, when he was also elected to the Boards of Directors of M&T and M&T Bank.

M&T Bank is the principal bank subsidiary of M&T, one of the 20 largest commercial bank holding companies in the U.S., with over $55 billion in assets and more than 655 banking offices in New York, Pennsylvania, Maryland, Delaware, Virginia, West Virginia and the District of Columbia.

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